As filed with the Securities and Exchange Commission on July 2, 2010

Registration Nos.	333-125175
333-122569
333-115178

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-125175)
Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-122569)
Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-115178)
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Global Indemnity plc
(Exact name of Registrant as specified in its charter)

Ireland	98-0664891

(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
Arthur Cox Building
Earlsfort Terrace
Dublin 2
Ireland
(Address of Principal Executive Offices)
None
(Zip Code)

United America Indemnity, Ltd. Share Incentive Plan, as amended
(Full title of the plan)

United National Insurance Company
Three Bala Plaza East, Suite 300
Bala Cynwyd, PA 19004
(Name and address of agent for service)
Telephone: (610) 664-1500
(Telephone number, including area code, of agent for service)

With copies to:
Gary Horowitz
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
Telephone: (212) 455-2000
Facsimile: (212) 455-2502
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
	Amount to be	offering price	aggregate	Amount of
Title of securities to be registered	registered	per share	offering price	registration fee
Class A Ordinary shares, par value $0.0001 per share	(1)	(1)	(1)	(1)

(1)	No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statements on Form S-8 (File Nos. 333-125175, 333-122569, 333-115178). Therefore, no further registration fee is required.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (the “Amendment”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Global Indemnity plc (“GI plc”), an Irish public limited company, as successor issuer to United America Indemnity, Ltd. (“UAI Ltd.”). On July 2, 2010 UAI Ltd. and GI plc completed the scheme of arrangement pursuant to which the UAI Ltd. Class A and Class B common shares were repurchased and cancelled and holders of the UAI Ltd. Class A common shares and Class B common shares received one Class A ordinary share and one Class B ordinary share of GI plc for every two UAI Ltd. Class A common shares and every two UAI Ltd. Class B common shares, respectively; provided that holders of UAI Ltd. common shares who would otherwise receive fractional shares in GI plc as a result of the one-for-two exchange received cash in consideration of such fractional shares (the “Transaction”). As a result of the Transaction, UAI Ltd. is now a wholly-owned subsidiary of GI plc, and GI plc is the successor issuer to UAI Ltd. In connection with the Transaction, GI plc assumed UAI Ltd.’s existing obligations with respect to awards granted under UAI Ltd.’s incentive plans and other similar employee awards and amended such plans and awards as necessary to provide for the issuance of GI plc Class A ordinary shares rather than UAI Ltd. Class A common shares upon the exercise of such awards. This Post-Effective Amendment pertains to the adoption by GI plc of Registration Statements Nos. 333-125175, 333-122569, and 333-115178 on Forms S-8 (collectively, the “Registration Statements”). GI plc hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing of the original Registration Statements.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
GI plc hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):
1.	UAI Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed March 16, 2010;
2.	UAI Ltd.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed May 10, 2010;
3.	UAI Ltd.’s Current Reports on Form 8-K, filed February 17, 2010 (Item 8.01 and 9.01), April 30, 2010, June 1, 2010 and June 10, 2010; and
4.	GI plc’s Current Report on Form 8-K12B, filed July 2, 2010 with the Commission under Section 12(b) of the Exchange Act, including the description of the GI plc’s Class A ordinary shares contained herein.
All reports filed by GI plc pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to the Registration Statements, as amended hereby, that indicates (x) that all securities offered have been sold or (y) which deregisters all securities then remaining unsold, shall be deemed incorporated by reference (excluding any information “furnished,” but not “filed” with the Commission) into the Registration Statements and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference (excluding any information “furnished,” but not “filed” with the Commission) herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statements.

Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
GI plc’s articles of association confer the ability to give an indemnity to its directors and secretary in more limited circumstances than the analogous indemnity in UAI Ltd.’s articles of association. The Irish Companies Acts prescribe that this indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the secretary of GI plc. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or any contract between the director or secretary and the company.
GI plc’s articles of association also contain indemnification and expense advancement provisions for persons who are not directors or the secretary of GI plc.
In addition, UAI Ltd. entered into indemnification agreements with each of GI plc’s directors and secretary, as well as with individuals who serve as executives of GI plc or directors or officers of GI plc’s subsidiaries, providing for the indemnification of, and advancement of expenses to, these persons by UAI Ltd. UAI Ltd.’s obligations under the indemnification agreements is guaranteed by each of its subsidiary United America Indemnity Group, Inc. and Wind River Reinsurance Company, Ltd.
Item 7. Exemptions from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
For a list of exhibits, see Exhibit Index to this Amendment, which is incorporated in this item by reference.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, State of Pennsylvania, on the 2nd day of July, 2010.

GLOBAL INDEMNITY PLC
By:	/s/ Larry A. Frakes
	Name:	Larry A. Frakes
	Title:	Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby appoints Linda Hohn, Thomas McGeehan and Larry A. Frakes, and each of them singly, such person’s true and lawful attorneys, with full power to them and each of them to sign, for such person and in such person’s name and capacity indicated below, any and all amendments to the registration statements (including post-effective amendments), and any registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, in connection with the registration under the Securities Act of 1933, of securities of the registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this power of attorney.
Pursuant to the requirements of the Securities Act of 1933, the registration statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Saul A. Fox Saul A. Fox	Chairman and Director	July 2, 2010

/s/ Larry A. Frakes Larry A. Frakes	President, Chief Executive Officer and Director	July 2, 2010

/s/ Thomas M. McGeehan Thomas M. McGeehan	Senior Vice President and Chief Financial Officer	July 2, 2010

/s/ Stephen A. Cozen Stephen A. Cozen	Director	July 2, 2010

/s/ Seth J. Gersch Seth J. Gersch	Director	July 2, 2010

/s/ James R. Kroner James R. Kroner	Director	July 2, 2010

/s/ Chad A. Leat Chad A. Leat	Director	July 2, 2010

/s/ Michael J. Marchio Michael J. Marchio	Director	July 2, 2010

EXHIBIT INDEX

Exhibit No.	Description
3.1	Memorandum and Articles of Association of Global Indemnity plc, (“GI plc”) (incorporated herein by reference to Exhibit 3.1 to GI plc’s 8-K12B filed on July 2, 2010)
3.2	Certificate of Incorporation of GI plc, an Irish public limited company (incorporated herein by reference to Exhibit 3.2 to GI plc’s 8-K12B filed on July 2, 2010)
5.1	Opinion of Arthur Cox, Solicitors, as to the legality of the ordinary shares of GI plc
10.1	Global Indemnity plc Share Incentive Plan (amended and restated effective July 2, 2010) (incorporated herein by reference to Exhibit 10.1 to GI plc’s Form 8-K12B filed on July 2, 2010)
10.2	Amendment to Global Indemnity plc Share Incentive Plan, dated July 2, 2010 (incorporated herein by reference to Exhibit 10.2 to GI plc’s Form 8-K12B filed on July 2, 2010)
10.3
Deed Poll of Assumption for United America Indemnity, Ltd. Share Incentive Plan by Global Indemnity plc, dated July 2, 2010 (incorporated herein by reference to Exhibit 10.3 to GI plc’s 8-K12B filed on July 2, 2010)

23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Arthur Cox, Solicitors (included as part of Exhibit 5.1)
24.1	Power of Attorney (included as part of signature page)